EXHIBIT 99.4
                                                                    ------------

                            Tremor Entertainment Inc.
                             2621 West Empire Avenue
                                Burbank, CA 91504


                                        January 1, 2002

Steve Oshinsky
23350 Water Circle
Boca Raton, FL  33486

Dear Mr. Oshinsky:

          1. This letter confirms that, for and in consideration of services performed by you for Tremor Entertainment Inc. (the "Company") and Tremor Games, Inc., its wholly-owned subsidiary, for the period prior to December 31, 2001 (collectively, the "Services"), the Company issues to you 500,000 shares of the Company's common stock, par value $.001 per share (the "Shares"). The Shares are being issued to you by the Company in reliance on the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) and Regulation D promulgated thereunder.

          2. In connection with the issuance of the Shares, you represent and warrant that: (1) you are aware of what constitutes, and fully understand the definition of, an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act and that you are an "accredited investor" for purpose of said Regulation D; (2) you have sufficient net worth to be able to bear the economic risks associated with holding the Shares for an indefinite period of time or with sustaining a loss of your entire investment in the Company; and (3) you are and will be acquiring the Shares for your own account, and not with a view to any resale or distribution, in whole or in part, in violation of the Securities Act or any applicable securities laws. You acknowledge that the Company is relying upon the truth and accuracy of the foregoing representations and warranties for purposes of qualifying for exemptions from registration under the Securities Act and applicable state securities laws.

          3. You further acknowledge and agree that the Shares have not been registered under the Securities Act and constitute restricted securities as that term is defined under Rule 144(a)(3) of the Securities Act and that the Shares may not be sold, transferred, assigned, pledged or subjected to any lien or security interest unless they are first registered under the Securities Act and applicable state securities laws or an exemption from the registration provisions of the Securities Act and applicable state securities laws are available with respect to the proposed sale or transfer.

          4. Nothing herein shall constitute you as an employee or agent of the Company; it being acknowledged and agreed by the parties that your performance of the Services is as an independent contractor. The Company shall make no deductions or withholdings from any payments due to you hereunder for federal, state or local income tax purposes and you shall be responsible for any taxes and other payments due on the consideration received hereunder.

          5. As a consequence of the Services performed by you, you may obtain from the Company certain confidential and proprietary information, pricing terms, business plans, sales and marketing techniques, business prospects, the names and business dealings with suppliers, contractors, distributors, customers and others, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (collectively, the "Confidential Information"). You agree to keep confidential, and not to disclose to any other person or entity, or to take or to use for your own purposes (except as is required in connection with the performance of your obligations under this Agreement) any Confidential Information, except (a) if such Confidential Information becomes generally known to the public other than due to your breach of this paragraph; (b) in connection with the enforcement of this Agreement; or (c) pursuant to applicable law, regulation or subpoena. Your obligations pursuant to this paragraph shall survive the termination of this Agreement and you agree that, due to the importance to the Company of the Confidential Information, a monetary remedy for a breach or violation of any provision hereof may be inadequate and may be impracticable and difficult to prove and such a breach or violation would cause irreparable harm to the Company. Accordingly, you further agree that the Company shall be entitled with respect to any such breach or violation or threatened breach or violation, in addition to any other rights or remedies that the Company may have under applicable law, in equity or otherwise, to temporary and permanent injunctive relief and/or specific performance with respect to any such breach, violation or threatened breach without the necessity of proving actual damages.

          6. You shall be indemnified by the Company and its affiliates from all loss, cost or expenses in respect to any and all mistakes, errors in judgment or for any act or omission believed by you in good faith to be within the scope of your authority under this Agreement, regardless of whether such act or omission is ineffective or in any way fails to achieve the purposes of this Agreement; provided, however, you are not exculpated hereby to the extent that you would be liable to the Company for fraud in the performance of the Services. You shall not be held to have incurred any liability to the Company or any person or entity by virtue of any action taken by you or allegedly failed to be taken by you in the good faith attempt to discharge your duties and services. In no event shall your liability exceed the value of the total compensation and consideration (excluding any reimbursement for expenses) as set forth under the terms and conditions of this Agreement and as already paid to you thereunder.

          7. Any waiver of the terms and/or conditions as set forth within this Agreement shall not operate as a waiver of any other breach or claim of such terms or conditions or any other term or condition, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or of any other provision hereof. No waiver, unless it by its own terms explicitly so provides, shall be construed to effect a continuing waiver in any other instance or for any other purpose, or impair the right the party against whom such waiver is claimed, in all other instances or for all other purposes, to require full compliance with such provision.

          8. This Agreement (a) contains the entire agreement of the parties, with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, oral or otherwise, between the parties, with respect to such subject matter, and that there are no restrictions, agreements, arrangements, either oral or written, between the parties relating to the subject matter hereof which are not fully and accurately expressed or referred herein; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; and (c) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law rules thereof. Any modification or amendment of, or any waiver of, or consent to any departure from, any term or provision of this Agreement shall be null and void and without effect unless in writing and signed by each of the parties hereto

          9. This Agreement may be may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     By executing below, the parties hereby warrant and represent that they have the full power and authority to execute and deliver this Agreement and to perform the obligations as contained herein.

                                     Sincerely,

                                     Tremor Entertainment Inc.


                                     By:/s/ Karen L. Benson
                                        -------------------------------------
                                        Karen L. Benson, Chief Financial Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE.


/s/ Steve Oshinsky
------------------------------
Steve Oshinsky